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                                                                 Exhibit 5(a)(2)
                                LETTER AGREEMENT


Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Amended and Restated Management Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company dated April 1, 1995 ("Management Agreement"). Frank Russell Investment Company advises you that it is creating five new funds to be named Aggressive Strategy Fund, Balanced Strategy Fund, Moderate Strategy Fund, Conservative Strategy Fund and Equity Balanced Strategy Fund (each, a "Fund") and that each Fund desires Frank Russell Investment Management Company to manage the Fund pursuant to the terms and conditions of the Management Agreement. Section 6A of the Management Agreement hereby to includes each Fund, with an annual management fee of 0% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Management Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By: /s/ Lynn L Anderson
   ---------------------------
   Lynn L. Anderson
   President

Accepted this 5th day of November , 1996.

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY


By: /s/ Eric A. Russell
   ---------------------------
   Eric A. Russell
   President

Frank Russell Company agrees to provide consulting services without charge to the Investment Company upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Manager pursuant to Section 2(c).

                                         FRANK RUSSELL COMPANY

                                         By: /s/ Michael J. A. Phillips
                                            ---------------------------------
                                            Michael J.A. Phillips, President